EXHIBIT 99.2

                 Answers to Frequently Asked Questions Regarding
                         FIRSTPLUS Financial Group, Inc.

Who is FIRSTPLUS Financial Group, Inc.

FIRSTPLUS Financial Group, Inc ("Group") was the parent company of several subsidiaries, one of which was FIRSTPLUS Financial, Inc. ("Inc"). In 1999, Inc filed for bankruptcy protection, and its estate is being managed by a trustee appointed by the bankruptcy court.

Primarily due to lack of funds, Group, has for the most part been in a dormant capacity for the past several years. Since 1999, Group has managed to avoid bankruptcy by negotiating with creditors and utilizing the anticipated but uncertain cash flow from an allowed unsecured claim against Inc, more commonly known as the FPFG Intercompany claim. Group's management has withstood the pressure from creditors and avoided a likely bankruptcy primarily by assigning portions of the Intercompany claim to various creditors.

Group created a trust (the "Residual Trust") in 2001 to preserve value for creditors and shareholders. When the Residual Trust was created, Group was not certain if any funds would flow from the allowed unsecured claim Group had against Inc.

During the spring of 2004, Group received a small return on an investment which allowed it to pay mounting debts and begin becoming compliant with its charter in the State of Nevada. This also allowed Group to organize its financial records in preparation for an audit of its financial statements, which is an expensive and time consuming process. Unfortunately, through changes in management and the nature of Inc's bankruptcy and litigation filed against Group, the business records have been scattered. As a result, gathering the necessary information to complete audited financial statements has taken more time than anticipated or would be required under other circumstances.

Many people confuse Group with Inc. Group is an existing, non-bankrupt holding company that currently has as its principal asset an income stream which is just starting to be realized through the Intercompany claim. Inc was Group's primary operating company and was previously engaged in the business of originating, purchasing, marketing and servicing home equity loans before its bankruptcy filing in 1999. Group did not file for bankruptcy protection. With some exceptions, creditors of Inc had their claims resolved in the bankruptcy of Inc and are not creditors of Group.

What is the Residual Trust?

The Residual Trust was created by Group in 2001 to receive and distribute the value of the residual funds (if any) from the Intercompany claim. Group is both the sole settlor and the sole beneficiary of the Residual Trust. The Trustee of the Residual Trust holds the trust assets for the benefit of Group, who directs the Trustee to distribute, from time to time, income and principal held in the

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Residual Trust to creditors and shareholders of Group.  However, the Trustee may not make distributions to Group shareholders from the trust estate if such a distribution would render Group insolvent.

Who are the Trustees of the Residual Trust?

George Davis was appointed as the initial Trustee when the Residual Trust was established in May 2001. With the imminent distribution of residual funds in late 2004 and Group desiring to be fiscally responsible to both its creditors and its shareholders, the Board of Directors appointed two additional Trustees. The two additional Trustees are Michael Montgomery and J.D. Draper, each of whom recognizes their responsibilities as Trustees to protect the value of the trust estate for the benefit of Group and for ultimate distribution to Group's creditors and shareholders, from time to time. A dispute between Mr. Davis and Group regarding the appointment of Mr. Montgomery and Mr. Draper as additional Trustees caused the Inc bankruptcy trustee to file an interpleader action in late 2004 asking for direction as to payment of the funds from the Intercompany claim. Citing a lack of jurisdiction, the bankruptcy court dismissed that proceeding in March 2005. Group then filed a similar action in Texas state court seeking a declaration of the rights and status of the parties claiming to be trustees. That action is currently pending. Funds flowing from the Intercompany claim to the Residual Trust are not currently being distributed, remain in the hands of the Inc bankruptcy trustee and are not expected to be distributed to the Residual Trust (absent an agreement among the litigating parties) until the matter of the two additional Trustees is judicially resolved.

Why did Group secretly assign 22% of the residual fund to Paine Webber Real Estate Securities, Inc.?

There was indeed such an assignment, but it was not done secretly. The bankruptcy court's Confirmation Order confirming Inc's Modified Third Amended Plan of Reorganization, entered on April 7, 2000, specifically addressed the resolution of Paine Webber's claims against Inc and also allowed for a settlement between Group and its subordinated bondholders. Paine Webber, as a creditor contractually senior to the rights of Group's subordinated bondholders, would not consent to Group settling with its subordinated bondholders unless Group satisfied a guaranty obligation to Paine Webber. Group's guaranty to Paine Webber was satisfied on May 10, 2000 by assigning to Paine Webber a twenty-two percent (22%) undivided interest in the Intercompany claim. In the absence of such settlement with Paine Webber, the critical settlement between Group and its subordinated bondholders would have failed, Group likely would have been forced into bankruptcy and the benefits available to Group's shareholders today from the Intercompany claim would have been lost. Not only was the settlement with Paine Webber beneficial to the shareholders, its importance as a lynchpin of Inc's Modified Third Amended Plan of Reorganization and the settlement between Group and its subordinated bondholders was a matter of public record. Moreover, notice of Paine Webber's right to withhold its consent to these two critical settlements was published in order to inform all parties in interest, including the shareholders, of these settlements. Thus, since early in 2000, Paine Webber's rights against Group and its role in various settlements have been

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widely  known.   The  agreement   with  Paine  Webber  that  proceeds  from  the
Intercompany claim would be used to satisfy the claim by Paine Webber had been discussed with all three trustees.

When will there be a distribution to the Residual Trust?

Inc's bankruptcy trustee has recently made available monies which included funds relating to the allowed Intercompany claim that Group has against Inc.

The initial recipients of funds distributed in 2004 from the residual flow include Inc's bondholders with 25% of the Intercompany claim and Paine Webber with 22%. The associated dollar amounts are $1,826,574 and $1,607,385, respectively. The balance of 53%, or $3,872,337, has been assigned to the Residual Trust but will not be distributed until the litigating parties reach an agreement or the disputed matter of the two additional Trustees is judicially resolved.


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